Exhibit 99.1

For Immediate Release	Contact: Frank Paci
September 27, 2007	(919) 774-6700

THE PANTRY COMMENTS ON PRELIMINARY FISCAL 2007 FINANCIAL RESULTS

Revises Fiscal 2008 Outlook, Announces Restructuring Program

Sanford, North Carolina, September 27, 2007 - The Pantry, Inc. (NASDAQ: PTRY), the leading independently operated convenience store chain in the southeastern U.S., today announced that it expects its gasoline gross margin and earnings per share for the fiscal year ending September 27, 2007 to be below its previous targets.

Based on preliminary data, the Company expects its retail gasoline gross margin for the fourth fiscal quarter to be between 10.0 cents and 10.5 cents per gallon, bringing its fiscal year 2007 retail gasoline margin to approximately 10.9 cents per gallon, substantially below the approximately 11.5 cents per gallon that was previously expected. As a result, the Company expects its earnings per share for the fourth quarter and the full fiscal year to also be below previous expectations.

Chairman and Chief Executive Officer Peter J. Sodini said, “Our merchandise business turned in a solid fourth quarter, with comparable sales above targeted levels and merchandise gross margins improved from the third quarter. However, we have not seen the seasonal improvement in gasoline gross margins that we have usually experienced after Labor Day. To the contrary, our gas margins have declined this month, reflecting increased oil and gasoline prices, tight supplies and scattered refinery shutdowns.”

In an effort to reduce operating, general and administrative expenses, the Company has implemented a restructuring program aimed at reducing expenses by at least $6 million in fiscal 2008, which will necessitate a one-time charge in the fourth quarter of fiscal 2007. Mr. Sodini commented, “While we certainly regret the human impact of our restructuring program, we realized we had to be more proactive in the current challenging environment to ensure that we can deliver the leverage we need on our operating, general and administrative expenses.”

The Pantry also provided additional details regarding its fiscal 2008 outlook. In view of the current near-record oil prices and volatile gas margins, the Company is broadening its target range for retail gasoline margins in fiscal 2008 to between 11 and 13 cents per gallon. Excluding potential acquisitions, the Company expects merchandise sales to grow about 10% to approximately $1.7 billion and retail gasoline gallons to grow about 11% to approximately 2.3 billion gallons. These estimates reflect the full-year impact of 2007 acquisitions and targeted comparable store increases in merchandise sales and gasoline gallons sold of approximately 3% and 1%, respectively. The merchandise gross margin is expected to be about 37%. The Company expects operating, general and administrative expenses as a percent of merchandise sales plus retail gas gallons but not including wholesale gas gallons to improve from approximately 16.5% in fiscal 2007 to approximately 16.1% in fiscal 2008.

In addition, the Company has repurchased about 693,000 shares pursuant to its previously announced share repurchase plan.

Consistent with the practice of other convenience store operators, the Company will no longer provide earnings per share guidance, but instead will provide greater detail about its expectations for a variety of key operating metrics, as outlined above.

About The Pantry

Headquartered in Sanford, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, with revenues for fiscal 2006 of approximately $6.0 billion. As of September 20, 2007, the Company operated 1,645 stores in eleven states under select banners, including Kangaroo Express(SM), its primary operating banner. The Pantry’s stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial performance are “forward-looking statements” within the meaning of the Private

Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation: the ability of the Company to take advantage of expected synergies in connection with acquisitions; the actual operating results of stores acquired; the ability of the Company to integrate acquisitions into its operations; realizing expected savings in connection with the Company’s planned restructuring; fluctuations in domestic and global petroleum and gasoline markets; realizing expected benefits from our fuel supply agreements; changes in the competitive landscape of the convenience store industry, including gasoline stations and other non-traditional retailers located in the Company’s markets; the effect of national and regional economic conditions on the convenience store industry and the Company’s markets; the effect of regional weather conditions on customer traffic; financial difficulties of suppliers, including the Company’s principal suppliers of gas and merchandise, and their ability to continue to supply its stores; environmental risks associated with selling petroleum products; governmental regulations, including those regulating the environment; and acts of war or terrorist activity. These and other risk factors are discussed in the Company’s Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company’s estimates and plans as of September 27, 2007. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.